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                                                              February 6, 1998

Richard G. Davis
Vice President, West Power Trading
Enron Capital and Trade Resources Corp.
121 SW Salmon Street
Portland, Oregon, 97204


Dear Richard:

Thank you again for inviting me to your offices. I enjoyed seeing and understanding your trading floor and hope that you found the information I provided useful. This is an invoice for the visit. Per our agreement, the labor fee is for one-half day or $1000. The direct travel expenses were $533.00 ($388.00 for airfare, $75.00 airline fee to reschedule tickets after the ice-storm cancellation, $60.00 for Portland taxi, and $10.0 for Denver airport parking). A copy of the receipts except the reschedule fee are attached,

The total value of this invoice is then $1533.00. Please make the check payable to Policy Assessment Corporation. The employee identification number for Policy Assessment Corporation is 41- 1516395.


Sincerely,



George A. Backus, D.Eng.
President